Astec Industries, Inc.
1725 Shepherd Road  Chattanooga, TN 37421  Phone (423)899-5898  Fax (423) 899-4456

News Release

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2016 RESULTS

CHATTANOOGA, Tenn. (October 25, 2016) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter and year to date ended September 30, 2016.

Net sales for the third quarter of 2016 were $247.8 million compared to $211.4 million for the third quarter of 2015, a 17% increase.  Earnings for the third quarter of 2016 were $6.8 million or $0.30 per diluted share compared to $2.3 million or $0.10 per diluted share in the third quarter of 2015, an increase of 200%.

Domestic sales increased 28% to $199.9 million for the third quarter of 2016 compared to $156.3 million for the third quarter of 2015.  International sales decreased 13% to $47.9 million for the third quarter of 2016 compared to $55.1 million for the third quarter of 2015.

Net sales for the first nine months of 2016 were $820.9 million compared to $768.1 million for the first nine months of 2015, a 7% increase.  Earnings for the first nine months of 2016 were $42.8 million or $1.85 per diluted share compared to $29.2 million or $1.26 per diluted share for the first nine months of 2015, a 47% increase.

Domestic sales increased 20% to $676.3 million for the first nine months of 2016 compared to $562.0 million for the first nine months of 2015.  International sales were $144.6 million for the first nine months of 2016 compared to $206.1 million for the first nine months of 2015, a 30% decrease.

The Company's domestic backlog increased 69% to $325.6 million at September 30, 2016 from $193.1 million at September 30, 2015.  The international backlog at September 30, 2016 was $63.7 million compared to $58.7 million at September 30, 2015, an increase of 9%.  Total backlog increased 55% to $389.3 million at September 30, 2016 from $251.8 million at September 30, 2015.

Consolidated financial information for the quarter and nine months ended September 30, 2016 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, President and Chief Executive Officer, stated, "We were pleased to improve our earnings by 200% in the third quarter versus the third quarter of last year.  We were able to secure and ship orders at a more profitable rate during the quarter mainly due to favorable infrastructure and wood pellet equipment activity."

Mr. Brock continued, "Despite our strong overall performance, we still face several challenges.  Low oil and natural gas prices have hurt our Energy Group sales.  The mining slowdown has hurt our Aggregate and Mining Group sales.  The strong U.S. Dollar continues to affect our ability to export from our U.S. based operations.  Nonetheless, our year-to-date revenues are up 7% and our year-to-date earnings are up 47% versus last year.  These positive results are mainly due to good domestic markets for our equipment targeted at the infrastructure and wood pellet industries and execution of our margin improvement plans at our operating subsidiaries. Finally, we are also pleased to report that our backlog is up 55% versus last year indicating continued strong demand for our products."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on October 25, 2016, at 10:00 A.M. Eastern Time to review its September 30, 2016 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 8, 2016 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Account #286, Conference ID# 10099.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction, production and combustion of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from strong domestic demand, low oil prices, the global mining slow down, and the strong U.S. Dollar.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2015.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30	Sept 30
	2016	2015
Assets
Current assets
Cash and cash equivalents	$52,474	$13,985
Investments	713	1,834
Receivables, net	111,753	105,226
Inventories	399,718	384,531
Prepaid expenses and other	25,909	50,398
Total current assets	590,567	555,974
Property and equipment, net	178,167	170,508
Other assets	93,105	60,805
Total assets	$861,839	$787,287
Liabilities and equity
Current liabilities
Accounts payable - trade	$53,496	$46,406
Other current liabilities	136,710	91,568
Total current liabilities	190,206	137,974
Non-current liabilities	26,702	36,919
Total equity	644,931	612,394
Total liabilities and equity	$861,839	$787,287

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2016	2015	2016	2015
Net sales	$247,752	$211,350	$820,868	$768,141
Cost of sales	192,363	166,212	620,071	594,724
Gross profit	55,389	45,138	200,797	173,417
Selling, general, administrative & engineering expenses	43,950	41,023	132,716	128,136
Income from operations	11,439	4,115	68,081	45,281
Interest expense	264	505	1,057	1,222
Other	508	844	1,443	3,212
Income before income taxes	11,683	4,454	68,467	47,271
Income taxes	4,845	2,162	25,694	18,070
Net income attributable to controlling interest	$6,838	$2,292	$42,773	$29,201

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.30	$0.10	$1.86	$1.27
Diluted	$0.30	$0.10	$1.85	$1.26

Weighted average common shares outstanding
Basic	23,001	22,943	22,989	22,930
Diluted	23,145	23,121	23,138	23,118

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	109,227	85,819	52,706	-	247,752
2015 Revenues	85,625	80,549	45,176	-	211,350
Change $	23,602	5,270	7,530	-	36,402
Change %	27.6%	6.5%	16.7%	-	17.2%

2016 Gross Profit	24,929	20,935	9,473	52	55,389
2016 Gross Profit %	22.8%	24.4%	18.0%	-	22.4%
2015 Gross Profit	16,104	19,226	9,794	14	45,138
2015 Gross Profit %	18.8%	23.9%	21.7%	-	21.4%
Change	8,825	1,709	(321)	38	10,251

2016 Profit (Loss)	9,858	7,651	805	(11,610)	6,704
2015 Profit (Loss)	2,116	3,790	1,941	(6,853)	994
Change $	7,742	3,861	(1,136)	(4,757)	5,710
Change %	365.9%	101.9%	(58.5%)	(69.4%)	574.4%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2016	2015	Change $
Total profit for all segments	$6,704	$994	$5,710
Recapture of intersegment profit	131	964	(833)
Net loss attributable to non-controlling interest	3	334	(331)
Net income attributable to controlling interest	$6,838	$2,292	$4,546

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2016 Revenues	414,817	277,393	128,658	-	820,868
2015 Revenues	336,768	285,790	145,583	-	768,141
Change $	78,049	(8,397)	(16,925)	-	52,727
Change %	23.2%	(2.9%)	(11.6%)	-	6.9%

2016 Gross Profit	101,349	72,224	27,069	155	200,797
2016 Gross Profit %	24.4%	26.0%	21.0%	-	24.5%
2015 Gross Profit	74,292	70,182	28,912	31	173,417
2015 Gross Profit %	22.1%	24.6%	19.9%	-	22.6%
Change	27,057	2,042	(1,843)	124	27,380

2016 Profit (Loss)	51,394	28,135	3,237	(40,745)	42,021
2015 Profit (Loss)	29,472	25,441	2,805	(29,154)	28,564
Change $	21,922	2,694	432	(11,591)	13,457
Change %	74.4%	10.6%	15.4%	(39.8%)	47.1%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2016	2015	Change $
Total profit for all segments	$42,021	$28,564	$13,457
Recapture (elimination) of intersegment profit	633	(32)	665
Net loss attributable to non-controlling interest	119	669	(550)
Net income attributable to controlling interest	$42,773	$29,201	$13,572

Astec Industries, Inc.
Backlog by Segment
September 30, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2016 Backlog	286,895	61,409	40,956	389,260
2015 Backlog	145,073	68,110	38,592	251,775
Change $	141,822	(6,701)	2,364	137,485
Change %	97.8%	(9.8%)	6.1%	54.6%